SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.  20549
__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): March 18, 2013

MERRILL LYNCH DEPOSITOR, INC.
(on behalf of PPLUS TRUST SERIES LMG-3)
(Exact name of registrant as specified in its charter)

Delaware	001-32285	13-3891329
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Bryant Park, 4th FL New York, New York	10036
(Address of principal executive offices)	(Zip Code)
 __________________________

Registrant’s telephone number, including area code: (646) 855-6745

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 Other Events

Item 8.01 Other Events
PPLUS Trust Series LMG-3 Trust (the “Trust”) has liquidated its assets and terminated.  A liquidation distribution of securities and cash was made with respect to the Certificate of the Trust on March 18, 2013.  In accordance with the Allocation Ratio between the Class A Certificates and Class B Certificates, the Class A Certificates received 24,426,000 principal amount of Underlying Securities and $3,118,039.89 in cash in aggregate, and the Class B Certificates received 3,349,000 principal amount of Underlying Securities and $562.92 in cash in aggregate.  Holders of the Certificates received their pro rata allocation of the aggregate consideration for the relevant class, except that in relation to any portion of their holdings of Certificates not evenly divisible by 50, holders of Class A Certificates received an all cash distribution due to required minimum denominations for transfer of Underlying Securities.  The amount of the cash distribution is approximately $25.01 per Class A Certificate in relation to such remaining lots of 49 or fewer Class A Certificates, but varies based on the liquidation price obtained in relation to the bonds allocable to particular lots held by or through individual participants in DTC. A copy of the distribution calculation summary is attached as Exhibit 99.1 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 19, 2013

MERRILL LYNCH DEPOSITOR, INC. By: /s/ John Marciano Name: John Marciano Title: Vice President

EXHIBIT INDEX

Exhibit 99.1   Distribution calculation summary.